EXHIBIT 2

                                                                EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT, (hereinafter, together with the Exhibits annexed hereto the "Agreement") made and entered into as of the 11th day of May, 1999, by and among TSI INCORPORATED., a Minnesota corporation ("Purchaser"), TSI TENNESSEE, INC., a Minnesota corporation and a wholly-owned subsidiary of Purchaser ("Newco"), and ENVIRONMENTAL SYSTEMS CORPORATION, a Tennessee corporation (the "Company").

                                    RECITALS

         The Boards of Directors of Purchaser and Newco and the Board of Directors of the Company, deeming it advisable for the mutual benefit of Purchaser, Newco and the Company and their respective stockholders that Purchaser acquire the Company by the merger of the Company and Newco under the terms and conditions hereinafter set forth (the "Merger"), have approved this Agreement and Plan of Merger (the "Agreement").

         NOW, THEREFORE, in consideration of mutual covenants, agreements, representations and warranties herein contained, the parties hereby agree that the Company and Newco shall be merged and that the terms and conditions of the Merger and the mode of carrying the same into effect shall be as follows:

SECTION 1.   PLAN OF MERGER.

         1.1 Actions to be Taken. Upon performance of all of the covenants and obligations of the parties contained herein and upon fulfillment (or waiver) of all of the conditions to the obligations of the parties contained herein, at the Effective Time of the Merger (as hereinafter defined) and pursuant to the Business Corporation Act of the State of Minnesota (the "MBCA") and the Business Corporation Law of the State of Tennessee (the "BCL"), the following shall occur:

             (a) Newco shall be merged with and into the Company, which shall be the surviving corporation (the "Surviving Corporation"). The separate existence and corporate organization of Newco shall cease at the Effective Time of the Merger, and thereupon the Company and Newco shall be a single corporation, the name of which shall be Environmental Systems Corporation. The Company, as the Surviving Corporation, shall succeed, insofar as permitted by law, to all of the rights, assets, liabilities and obligations of Newco in accordance with the MBCA and BCL.

             (b) The Charter of Incorporation of the Company shall be and remain the articles of incorporation of the Surviving Corporation until amended as provided by law.

             (c) The By-Laws of the Company shall be and remain the by-laws of the Surviving Corporation until amended as provided by law.


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             (d) Until changed in accordance with the charter of incorporation and by-laws of the Surviving Corporation, James E. Doubles and Robert F. Gallagher shall be the directors of the Surviving Corporation.

             (e) Until changed in accordance with the charter of incorporation and by-laws of the Surviving Corporation, the following persons shall be the officers of the Surviving Corporation:

             Name                          Office
             ----                          ------

             James E. Doubles              Chairman and President

             Robert F. Gallagher           Vice President, CFO
                                           Treasurer and
                                           Assistant Secretary

             Laura Cochrane                Secretary

             (f) As soon as practicable after the terms and conditions of this Agreement have been satisfied, and upon consummation of the closing referred to in Section 7 hereof (the "Closing"), articles of merger consistent with this Agreement in the form prescribed by, and properly executed in accordance with, the MBCA and the BCL, in form and substance satisfactory to the parties hereto and providing for effectiveness of the Merger as provided below (the "Articles of Merger"), shall be filed with the Secretary of State of the State of Minnesota and the Secretary of State of the State of Tennessee. Provided that the Closing hereunder is held on or before June 1, 1999, the Articles of Merger shall specify that the Merger shall be effective as of 12:01 A.M., then current time in Tennessee, June 1, 1999. As used in this Agreement, the "Effective Time of the Merger" shall mean 12:01 A.M., then current time in Tennessee, June 1, 1999.

         1.2 Common Stock of Surviving Corporation. Following the Effective Time of the Merger, each of the issued and outstanding shares of common stock of Newco shall, by virtue of the Merger and without any action on the part of Purchaser be converted into outstanding shares of common stock of the Surviving Corporation. Each share shall be fully paid and non-assessable.

         1.3 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

             (a) The term "Company Common Stock" shall mean the Company's common stock of no par value per share.



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             (b) The term "Stockholder" shall mean a holder of the Company
Common Stock, and the term Stockholders shall refer to all of the holders of stock of the Company.

             (c) The term "Number of Outstanding Common Shares" shall be the number of issued and outstanding shares of the Company Common Stock at the Effective Time of the Merger.

             (d) The term "Common Proportionate Share" shall, for each outstanding share of Company Common Stock, be the number, expressed as a decimal, obtained by dividing one (1) by the Number of Outstanding Common Shares.

             (e) Subject to reduction pursuant to Section 1.6, the term "Common Closing Payment" shall mean $22,000,000, which is the amount which will be paid by Purchaser at Closing for distribution to the holders of outstanding shares of Company Common Stock after the Effective Time of Merger.

             (f) The term "Escrow Payment" shall mean $3,000,000, which is the amount which will be paid by Purchaser at Closing to U.S. Bank Trust, N.A., Minneapolis, Minnesota, as escrow agent (the "Escrow Agent") to be held in an escrow account (the "Escrow Fund") in accordance with the terms of the Escrow Agreement (the "Escrow Agreement") to be entered into between Purchaser, Agent and the Escrow Agent in substantially the form attached hereto as Exhibit 1.3
(g).

             (g) The term "Escrow Distributions" shall mean payments, if and to the extent made, which are made out of the Escrow Fund for distribution to the former Stockholders of the Company. However, if any Dissenting Common Shares receive payments pursuant to the Appraisal Laws, as defined below, Purchaser shall be entitled to receive that portion of the distributions from the Escrow Fund which such Shares would have received had they not become Dissenting Common Shares.

         1.4 Cancellation or Conversion of Company Common Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any shareholder of the Company:

             (a) Treasury Shares. Any share of the Company Common Stock held in the treasury of the Company, shall be canceled and retired. No cash, securities or other consideration shall be paid or delivered in exchange for such Company Common Stock under this Agreement.

             (b) Conversion. Except as provided herein with respect to Dissenting Shares (as hereinafter defined) and shares canceled pursuant to
Section 1.4(a) hereof, at the Effective Time of the Merger, each share of Company Common Stock which is issued and outstanding shall be converted into the right to receive cash payments as follows:

                 (i) An amount equal to the Common Proportionate Share multiplied by the Common Closing Payment. This amount will be paid after the Effective Time of Merger upon surrender of stock certificates, as provided in Section 1.4(c) below, with payment to be made within ten (10) days after receipt of the stock certificates.



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                 (ii) From each Escrow Distribution, if any, which is made, an amount equal to the Common Proportionate Share multiplied by the Common Stock Escrow Distribution, with payment to be subject to the requirements of Section 1.4(c).

                 (Hereinafter the foregoing cash payments are sometimes collectively referred to as the "Common Cash Conversion Amounts".)

             (c) Surrender of Certificates. After the Effective Time of the Merger, each holder of an outstanding certificate or certificates theretofore representing shares of Company Common Stock converted pursuant to Section 1.4(b) hereof ("Company Common Stock Certificates"), upon surrender thereof to Purchaser as provided herein, shall be entitled to receive in exchange therefor the amounts provided in Section 1.4(b), without interest.

             Until so surrendered, each outstanding Company Common Stock Certificate shall be deemed for all purposes to represent the Cash Conversion Amounts for the shares represented by the Certificate.

             To surrender a certificate, a holder must deliver the certificate (or an Affidavit and Indemnity with respect to Lost, Stolen or Destroyed Stock Certificates in the form attached as Exhibit 1.4(c)-1) and with any certificate must deliver a transfer letter in the form attached as Exhibit 1.4(c)-2 under which such holder will warrant good and marketable title thereto, free and clear of all claims, liens, security interests, restrictions and encumbrances. Upon such surrender and exchange of such Company Common Stock Certificates there shall be paid to the record holders thereof the Common Cash Conversion Amount for the shares of Company Common Stock, except that the amounts of any Escrow Distribution shall be paid when, if and to the extent that Escrow Distributions are made.

             Whether or not a Company Common Stock Certificate is surrendered, from and after the Effective Time of the Merger, such Certificate shall under no circumstances evidence, represent or otherwise constitute any stock or other interest whatsoever in the Company, the Surviving Corporation or any other person, firm or corporation.

             (d) Dissenters. The shares of Company Common Stock held by those shareholders of the Company who have timely and properly exercised their dissenters' rights in accordance with the provisions of the BCL applicable to dissenters' rights (the "Appraisal Laws") are referred to herein as "Dissenting Common Shares". Each Dissenting Common Share, the holder of which, as of the Effective Time of the Merger, has not effectively withdrawn or lost his dissenters' rights under the Appraisal Laws, shall not be converted into or represent a right to receive the Cash Conversion Amounts in the Merger, but the holder thereof shall be entitled only to such rights as are granted by the Appraisal Laws. Each holder of Dissenting Common Shares who becomes entitled to payment for his Company Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment therefor from the Surviving Corporation from funds provided by Purchaser (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions). If any holder of Dissenting Common Shares shall effectively withdraw or lose his dissenters' rights under the Appraisal Laws, such Dissenting



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

Common Shares shall be converted into the right to receive the Common Cash Conversion Amounts in accordance with the provisions hereof.

         1.5 Options. Prior to the Effective Time of the Merger, all options, warrants, or other rights to purchase or acquire shares of Company Common Stock (hereinafter collectively "Options") which are outstanding and unexercised shall be exercised, or if not exercised, canceled at no cost or expense to the Company and without issuing any shares therefor, so that at the Effective Time of the Merger there shall be no outstanding and unexercised outstanding Options with respect to the Company Common Stock.

         1.6 Certain Adjustments. The amounts of the Common Closing Payment are subject to reduction in accordance with the following provisions:

             (a) Expenses. Seller Expenses, as defined in Section 10.1(a) hereof, may be invoiced to the Company by invoices delivered on or prior to the Closing Date. The amount of such Seller Expenses thus invoiced on or prior to the Closing Date shall be withheld from the Common Closing Payment and Purchaser shall retain the amounts thus withheld. The Company shall pay Seller Expenses with respect to which Purchaser has withheld amounts from the Common Closing Payment. No other Seller Expenses shall be invoiced to or due from the Company or Purchaser.

             (b) Adjustment for Dissenters. If any Stockholders exercise their rights under the Appraisal Laws, then there shall be withheld from the Common Closing Payment the amounts which such dissenting Stockholders would have received therefrom, and Purchaser shall retain said amounts.

             Consistent with the foregoing, to the extent there are any Escrow Distributions, the amounts which would otherwise have been paid to such dissenting Stockholders had they not exercised their rights under the Appraisal Laws, shall be paid to Purchaser.

         1.7 Further Assurances. From time to time, on and after the Effective Time of the Merger, as and when requested by Purchaser or its successors or assigns, the proper officers and directors of the Company immediately before the Effective Time of the Merger, the officers and directors of the Surviving Corporation at the time of the request, or other proper officers or directors, shall, at Purchaser's expense, and for and on behalf and in the name of the Company, or otherwise, execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further or other reasonable actions as Purchaser or their respective successors or assigns may deem necessary or desirable in order to confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all the properties, rights, privileges, powers, franchises and immunities of the Company and otherwise to carry out fully the provisions and purposes of this Agreement.

         1.8 Agent. Mark J. Margetts is hereby designated as the Agent ("Agent") of the Stockholders to, from and after the Effective Time of Merger, represent and act for and on behalf of the Stockholders on all matters arising under or relating to this Agreement or the Escrow Agreement. In this connection, the Agent is hereby authorized to enter into agreements, execute



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

waivers, grant consents, enter into settlements and take all other actions to represent the interests of the Stockholders under and in connection with this Agreement and the Escrow Agreement. All such actions of the Agent shall be binding upon and enforceable against the Stockholders and shall be binding and enforceable under the Escrow Agreement.

SECTION 2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         As used herein, the "Disclosure Letter" shall mean the Disclosure Letter delivered by the Company to Purchaser. The Disclosure Letter shall specifically refer to the warranty or warranties to which exceptions or matters disclosed therein relate. To avoid repetitive listings, where exceptions or matters are required to be listed by more than one section thereunder, they can be listed in subsequent sections by cross-reference. Except for exceptions set forth in reasonable detail in the Disclosure Letter and specifically referring to the warranty or warranties to which the exception relates, the Company hereby makes to Purchaser the representations and warranties contained in this Section 2 as of the date hereof and, except only as otherwise specifically provided herein, as of the Closing Date as if made and agreed on said Date.

         The representations and warranties are as follows:

         2.1 Organization and Qualifications of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of the Company's Charter of Incorporation as amended to date, certified by the Tennessee Secretary of State, and of the Company's by-laws, as amended to date, certified by the Company's Secretary, and heretofore delivered to Purchaser's counsel, are complete and correct, and no amendments thereto are pending. The Company is not in violation of any term of its Charter of Incorporation or by-laws. The Company is duly qualified to do business as a foreign corporation in California, Alabama, New Jersey, West Virginia, Maryland, Massachusetts and Louisiana, and it is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction.

         2.2 Capital Stock of the Company:  Beneficial Ownership.

             (a) The authorized capital stock of the Company consists of 5,000,000 shares of Common Stock, no par value per share, of which, as of the date hereof, 1,606,092 shares are duly and validly issued, outstanding, fully paid and non-assessable and of which 3,393,908 shares are authorized but unissued. 442,500 of the authorized but unissued shares are subject to options which are outstanding as of the date hereof. No other classes of stock are authorized.

             (b) On the Closing Date there will be no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company. There now are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company, except for the options



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

described in detail in the Disclosure Letter, including showing the holders and amounts held (the "Outstanding Options").

             (c) None of the Company's capital stock has been issued in violation of any federal or state law. Except as set forth in the Disclosure Letter, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Company Shares to which the Company or any of the Stockholders is a party.

             (d) Schedule 1 attached hereto lists all of the Common Stockholders of the Company showing the number of shares of Common Stock owned by each Common Stockholder. The Stockholders listed on Schedule 1 together own all of the issued and outstanding shares of common stock of the Company. Except as set forth in the Disclosure Letter, each of the Stockholders owns of record, as shown on the Company's stock record and, to the best knowledge of the Company, beneficially, the Company Shares set forth opposite such Stockholder's name on
Schedule 1 hereto free and clear of any liens, restrictions or encumbrances.

             (e) Effective on or before the Closing Date, the Company's Employee Stock Purchase Plan, pursuant to which the Company facilitates sales of stock by Stockholders of shares of stock of the Company shall be terminated, so that the Company has no further liability or obligation thereunder.

         2.3 Subsidiaries. Except for the subsidiaries described in the Disclosure Letter, including both direct and indirect subsidiaries (hereinafter the "Subsidiaries" and individually a "Subsidiary"), the Company does not have any subsidiaries. Except for the shares of stock in the Subsidiaries, the Company and each Subsidiary does not own any securities issued by any other business organization or governmental authority, except United States, state, and municipal government securities, bank certificates of deposit, or money market accounts acquired as investments in the ordinary course of its business, and, except as set forth in the Disclosure Letter, the Company and each Subsidiary does not own or have any direct or indirect ownership interest in or control over any other corporation, partnership, joint venture, or entity of any kind.

         Except as specified in the Disclosure Letter, all of the issued and outstanding shares of stock of the Subsidiaries are owned by the Company, and there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of stock of any class of the Subsidiaries.

         Detailed information regarding the Subsidiaries is set forth in the Disclosure Letter. Said information is true, complete and correct in all material respects. As detailed in the Disclosure Letter, certain of the Subsidiaries are incorporated under the laws of countries other than the United States. Hereinafter said Subsidiaries incorporated under foreign laws are sometimes referred to as the "Foreign Subsidiaries", and the Company and the Subsidiaries are sometimes referred to as the "Company Group."



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         2.4 Authority of the Company. The Company has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to carry out the transactions contemplated hereby or thereby. The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of the Board of Directors of the Company and, subject to the approval of this Agreement and the transactions contemplated hereby by the Stockholders in accordance with the BCL and the Charter of Incorporation and by-laws of the Company ("Stockholder Approval"), no other action on the part of the Company or the Stockholders is required in connection therewith. This Agreement and each agreement, document and instrument executed and delivered by the Company pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of the Company enforceable in accordance with their terms. The execution, delivery and performance by the Company of this Agreement and each such agreement, document and instrument:

             (a) does not and will not violate any provision of the Charter of Incorporation or by-laws of the Company;

             (b) does not and will not violate any laws of the United States, or any other country, or any state or other jurisdiction applicable to the Company Group or require the Company Group to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made (other than Stockholder Approval); and

             (c) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which any member of the Company Group is a party or by which the property of the Company Group is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Company Group's assets or the Company Shares.

         2.5 Financial Statements and Liabilities.

             (a) The Company has delivered to Purchaser the consolidated balance sheets of the Company Group as of December 31, 1997 and December 31, 1998 (respectively, the "1997 Balance Sheet" and the "1998 Balance Sheet") and the consolidated statements of income and retained earnings of the Company Group for the fiscal years ending on said dates, audited and certified by Coulter & Justus, P.C., certified public accountants (the "Annual Statements"), and the consolidated Balance Sheet of the Company Group as of March 31, 1999, (the "Interim Balance Sheet") and the consolidated statements of income and retained earnings of the Company Group for the fiscal period ending on said date, compiled by the Company (the "Interim Statements").



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             The Annual Statements are in accordance with the books and records of the Company Group in all material respects, and have been prepared in accordance with generally accepted accounting principles consistently applied. The Annual Statements fairly present the financial position and assets and liabilities of the Company Group as of the dates indicated, and the results of operations and changes in financial condition of the Company Group for the periods then ended.

             The Interim Statements are in accordance with the books and records of the Company Group in all material respects, and have been prepared in accordance with generally accepted accounting principles consistently applied, subject, however, to normal year-end adjustments (none of which will be material) and to the absence of footnotes. The Interim Statements fairly present the financial position and assets and liabilities of the Company Group as of the dates indicated and the results of operations and changes in financial condition of the Company Group for the period then ended.

             (b) As of the date of this Agreement, each member of the Company Group is not subject to and does not have, and as of the Closing Date, each member of the Company Group will not be subject to and will not have, any material indebtedness, claim, obligation or liability of any kind or nature whatsoever, whether absolute or contingent, liquidated or unliquidated, known or unknown, due or to become due, accrued or unaccrued or otherwise (hereinafter collectively "Liabilities"), except (i) as disclosed in the Interim Balance Sheet, (ii) for such Liabilities that have arisen in the ordinary course of business of the Company Group since the date of said Interim Balance Sheet, none of which newly arisen Liabilities have a material adverse affect upon the Company Group, its assets, business, or financial condition, and (iii) as specifically disclosed in this Agreement or in the Disclosure Letter.

         2.6 Real Estate. Except that the Company owns its headquarters facility consisting of land and two buildings located in Knoxville, Tennessee (the "Company Facility"), no member of the Company Group owns or has title to any real estate. Except for the Company's ownership of the Company Facility, no member of the Company Group has ever owned or had title to any real estate.

             (a) Ownership of Company Facility. Company is the owner of good and marketable fee title to the Company Facility free and clear of all Title Defects (as hereinafter defined), except the title encumbrances set forth in the Disclosure Letter ("Permitted Encumbrances"). "Title Defects" means and includes any mortgage, deed of trust, lien, pledge, security interest, claim, lease, charge, option, right of first refusal, easement, restrictive covenant, encroachment or other survey defect or other encumbrance, restriction or limitation of any kind except the Permitted Encumbrances.

             (b) All Required Real Property Interests. The Company Facility and the property leased by the Company pursuant to the Leases (as defined below) includes all lands, buildings structures and other improvements required in order to operate the business of the Company as currently operated.



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             (c) No Options, etc. There are no options, rights of first refusal or other contractual rights affecting the Company Facility or any part thereof or interest therein. The Company is not a lessor, sublessor or grantor under any lease, sublease, license or other instrument granting to another person any right to the possession, use, occupancy or enjoyment of the Company Facility or any part thereof or interest therein. No person or entity other than the Company is in possession of or otherwise using the Company Facility or any part thereof.

             (d) Condition and Operation of Improvements. Except as described in the Disclosure Letter, all components of all buildings, structures and other improvements, and all fixtures and systems included in the Company Facility (collectively, the "Improvements"), including but not limited to the roofs and structural elements of the buildings and the heating, ventilation and air conditioning system; plumbing; electrical; mechanical; sewer system; septic tank and septic system, if any; waste water, storm water and any other systems and facilities included in the Company Facility, are in proper working order and good condition. Except as described in the Disclosure Letter, all water, gas, electrical, steam, compressed air, telephone, telecommunication, sanitary and storm sewage lines and systems and other systems serving the Company Facility are installed and operating and are sufficient to enable the Company Facility to continue to be used and operated in the manner currently being used and operated; and any so-called hook-up fees or other associated charges have been fully paid. Each such utility or other service is provided by a public or private utility or service company and enters the Company Facility from an adjacent public street or pursuant to a valid private easement owned by the supplier of such utility or other service. The Company Facility has direct, unrestricted access through existing driveways or accessways to a public street adjoining the Company Facility and no existing driveway or accessway or portion thereof crosses or encroaches upon any other property or property interest not included in the Company Facility. No Improvement or other portion of the Company Facility is dependent for its access, operation or utility on any land, building, structure or other improvement not included in the Company Facility.

             (e) Copies of Plans The Company will deliver or make available to Purchaser true and complete copies of all available engineering plans, site plans, drawings, and as built plans and specifications which relate to the Company Facility and/or the Improvements.

             (f) Environmental Enforcement Activities The Company has not received any notice (written or oral) from any governmental subdivision, agency, board, commission, authority or any other entity, and has not become a party to any legal or administrative action or proceeding, concerning or relating in any way to the spill, release, discharge, transportation, disposal, storage or presence of Hazardous Materials (as defined in Section 2.20 (c) hereof) in, at, under, on, or concerning any part of the Company Facility or the Improvements, including, without limitation, any pending or contemplated search or investigation of the Company Facility or any part thereof with respect thereto. Except as described in the Disclosure Letter, there are no above ground or underground storage tanks, wells or septic systems on the Company Facility. Any storage tanks disclosed in the Disclosure Letter have been registered with the proper governmental authorities, if required by law, and are in compliance with all laws, ordinances, rules and regulations applicable to them. There has been no activity on the Company Facility which would subject any owner or operator thereof to damages, penalties, injunctive relief or costs of remediation or clean-up under any Environmental Laws (as defined in Section 2.20 (a)



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hereof). The Company has complied and caused the Company Facility to comply with all Environmental Laws of all authorities having jurisdiction over the Company, the Company Facility and/or the use by the Company of the Company Facility, relating to any Hazardous Materials. Except as described in the Disclosure Letter, the Company has not spilled, released, or discharged any Hazardous Materials, upon any part of the Company Facility, whether or not such spill, release or discharge was remediated. Nothing contained in this Section shall be deemed to limit the representations and warranties contained in Section 20 (c) hereof.

             (g) Security Documents All notes, bonds, mortgages, deeds of trust, collateral security documents and other documents executed and/or delivered by the Company and/or other person or entity which affect the Company Facility are described in the Disclosure Letter. True and complete copies of all such documents have been delivered to Purchaser.

             (h) Condemnation and Other Litigation There is no pending, threatened or, to the best knowledge of the Company, contemplated condemnation or eminent domain proceeding, or other litigation affecting the Company Facility or any part thereof, and no pending or contemplated sale or other disposition of the Company Facility or any portion thereof in lieu of condemnation or eminent domain.

             (i) Unrepaired Casualty No portion of the Company Facility has suffered any damage by fire or other casualty which has not heretofore been completely repaired and restored to at as good condition as prior to such casualty.

             (j) Encroachments Except as described in the Disclosure Letter, to the best knowledge of the Company, there are no encroachments upon any part of the Company Facility and no portion of any Improvement encroaches upon any property which is not included within the Company Facility or upon the area of any easement affecting the Company Facility.

* (k) Real Property Taxes All of the parcels of real estate included in the Company Facility are assessed for real estate tax purposes separate from any land or improvements which do not constitute a part of the Company Facility. The Disclosure Letter specifies for each of the parcels included in the Company
Facility: the most recent assessed valuation for real property tax purposes and the amount of all real property taxes (including all city, town, school, fire district, garbage district and other special taxes and also including any special assessments or conditional levies) due and payable in 1999; and whether certiorari or protest proceedings have been instituted with respect to each such parcel and, if so, whether the same are pending or have been adjudicated or settled (and if adjudicated or settled, the terms of such judgment or settlement. All levied or pending special assessments against the Company Facility are set forth in the Disclosure Letter The assessment for all Improvements as set forth in the Disclosure Letter reflects the current state of completion and condition of the Improvements. There is no pending or, to the best knowledge of the Company, contemplated reassessment of any parcel included in the Company Facility.

* (l) Mechanics' Lien Matters The Company owes no money to any architect, contractor, subcontractor or material supplier for labor or materials performed, rendered or supplied to or in connection with any part of the Company Facility or the Improvements. There is no work being done at or materials being supplied to any part of the Company Facility or the Improvements.

             (m) Environmental Reports All audits, reports, soil tests and other documents of which the Company is aware which relate to the environmental condition of the Company Facility are identified in the Disclosure Schedule. The Company has delivered true and complete copies of all such audits, reports, tests and other documents to Purchaser.

         No member of the Company Group leases any real estate other than pursuant to the leases described in the Disclosure Letter. Hereinafter, said Leases are collectively referred to as the "Leases" and individually as a "Lease."

         A true and correct copy of each domestic Lease has been delivered to Purchaser. In the case of Leases to which the Foreign Subsidiaries are a party (the "Foreign Leases"), general descriptions of the primary terms of said Leases are included in the Disclosure Letter, and copies of said Leases have been delivered where readily available. Other than pursuant to the Leases, no member of the Company Group has leased any other real estate during the past five years. In the case of each Lease, the member of the Company Group, party to said Lease, and to the best knowledge of the Company, the other party thereto, is not in default under the Lease, and there is no fact (to the best knowledge of the Company in the case of facts relating to the other party thereto) which, with notice and/or the passage of time, would constitute such a default. The building and structures leased pursuant to each Lease are in good condition, normal wear and tear excepted, and the heating, air conditioning, plumbing and electrical systems of such building and structures are in good operating order, ordinary wear and tear excepted. No member of the Company Group has received notice that the building and structures do not comply with municipal, state and federal statutes, ordinances, rules and regulations applicable to the construction of the buildings and structures and their actual use. The building and structures comply in all material respects with said statutes, ordinances, rules and regulations.

         No consent is required under any of the Leases in connection with the transactions contemplated by this Agreement.

         In the case of the Foreign Leases, under the terms thereof there will be no material difference between the rent and other charges shown in the description of the Foreign Leases in the Disclosure Letter and the rents and other charges payable under said Foreign Leases in future years other than as may occur through normal escalation provisions in such Foreign Leases.

         2.7 Leased Tangible Personal Property. No member of the Company Group leases any personal property other than pursuant to (i) leases in the ordinary course of business which expire on not more than 30 days notice by the member of the Company Group party thereto without payment of any penalty or termination payment, and (ii) leases ("Personal Property Leases") which are listed on the Disclosure Letter. True and correct copies of the domestic Personal Property Leases have been made available (including providing a copy thereof to be retained by Purchaser) to Purchaser. In the case of Personal Property Leases to which the Foreign Subsidiaries are a party ("Foreign Personal Property Leases") general descriptions of the primary terms of said Leases are included in the Disclosure Letter, and copies of said Leases have been delivered where readily available. In the case of each Personal Property Lease, the member of the Company Group party thereto and, to the best knowledge of the Company, the other parties thereto is not in material default under any of the Personal Property Leases, and there is no fact (to the best knowledge of the Company in the case of facts relating to the other party thereto) which, with notice and/or passage of time, would constitute such a default. No consent is required under the Personal Property Leases in connection with the transactions contemplated by this Agreement.

         In the case of each of the Foreign Personal Property Leases where the property leased thereunder had an original cost of $20,000 (U.S) or more, there is no material difference between the information reflected for said Leases on the financial statements for the Foreign Subsidiaries which have been provided to Purchaser, and the actual amount of rent and other charges under said Leases. Furthermore, under the terms thereof there will be no material difference between the rent and other charges reflectged for the Foreign Personal Property Leases in said financial statements and the rents and other charges payable under said Foreign Personal Property Leases in future years other than as may occur through normal escalation provisions in such Foreign Personal Property Leases.

         2.8 Assets. To the best knowledge of the Company, all material items of the equipment, furniture, computers, and other tangible personal property (other than inventory) owned, leased or used by any member of the Company Group in its business is in good condition, normal wear and tear excepted, and is in good operating order. The Disclosure Letter attached hereto lists all furniture, equipment, and other tangible personal property of any member of the Company Group (other than inventory and supplies) having an original cost of $5,000 or more. The Disclosure Letter also lists all equipment, furniture, computers and other tangible personal property which (i) is used by any member of the Company Group or which is located on the premises of any member of the Company Group and
(ii) which is not owned by the appropriate member of the Company Group, except for items leased under Leases or Personal Property Leases elsewhere disclosed herein and except for immaterial personal property of employees. Except for sales of inventory and other dispositions of assets in the ordinary course of business, since December 31, 1998, no material tangible assets (whatever their original cost) have been transferred from the Company, whether by sale, dividend or otherwise.

         2.9 Taxes.

             (a) The Company has paid or caused to be paid all federal, state, local, foreign, and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, "Taxes"), owed or required to be paid by any member of the Company Group through the date hereof whether disputed or not, and will pay all Taxes required to be paid by any member of the Company Group through the Closing Date.

             (b) The Company has in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by any member of the Company Group through the date hereof, and all such returns correctly and accurately set forth the amount of any Taxes or losses relating to the applicable period. A list of all federal, state, local and foreign income tax returns filed with respect to the Company Group for taxable periods ended on or after December 31, 1993 is set forth in the Disclosure Letter, and said Letter indicates those returns that have been audited or currently are the subject of an audit. For each taxable period of the Company Group ended on or after December 31, 1993, the Company has delivered to Purchaser correct and complete copies of all federal, state, local and foreign income tax returns, examination reports and statements of deficiencies assessed against or agreed to by the Company.

             (c) Neither the Internal Revenue Service (the "IRS") nor any other governmental authority, domestic or foreign, is now asserting or, to the best knowledge of the Company, threatening to assert, against the Company Group any deficiency or claim for additional Taxes, or claim to reduce reported losses. No claim has ever been made by an authority in a jurisdiction where any member of the Company Group does not file reports and returns that any member of the Company Group is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of any member of the Company Group that arose in connection with any failure (or alleged failure) to pay any Taxes. No member of the Company Group has ever entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code"), or into a similar agreement under foreign law.

             (d) Except as set forth in the Disclosure Letter, there has not been any audit of any tax return filed by any member of the Company Group, no such audit is in progress, and no member of the Company Group has been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in the Disclosure Letter, no extension of time with respect to any date on which a tax return was or is to be filed by any member of the Company Group is in force, and no waiver or agreement by any member of the Company Group is in force for the extension of time for the assessment or payment of any Taxes.

             (e) Except as set forth in the Disclosure letter, the Company and each other member of the Company Group has never been (and has never had any liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in Section 1504(a) of the Code). Except as set forth in the Disclosure Letter, the Company and each other member of the Company Group has never filed, and has never been required to file, a consolidated, combined or unitary tax return with any other entity. Except for the Subsidiaries, and except as set forth in the Disclosure Letter, the Company does not own and has never owned a direct or indirect interest in any trust, partnership, corporation or other entity. No member of the Company Group is a party to any tax sharing agreement.

             (f) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

             (g) The Interim Balance Sheet includes adequate provision for (i) all Tax Liabilities incurred or accrued as of the date of said Balance Sheet by any member of the Company Group, and (ii) any and all Tax Liabilities which may hereafter be assessed or imposed on any member of the Company Group with respect to time periods ending on or before said date.

             (h) Each member of the Company Group has not made an election under
Section 341(f) of the Code, and does not have any other tax elections, federal or state, in effect except as set forth on the Disclosure Letter.

         2.10 Accounts. All accounts receivable of the Company Group reflected in each of the 1998 Balance Sheet and the Interim Balance Sheet originated in the ordinary course of its business, are valid, and are fully collectible and not subject to any defense, counterclaim or setoff, except and only to the extent of the reserve against accounts receivable reflected in each of said Balance Sheets.

         2.11 Inventory. All inventory in the Company Group's possession is owned by the Company Group and has been recorded on its books and records, in accordance with generally accepted accounting principles. All inventory reflected in each of the 1998 Balance Sheet and the Interim Balance Sheet was valued in accordance with generally accepted accounting principles. No inventory in the Company Group's possession has been consigned to the Company Group.

         2.12 Backlog. The Disclosure Letter attached hereto sets forth the Company Group's backlog as of the date indicated therein. The Company Group's backlog is fairly and accurately described in the Disclosure Letter, and all items included in such backlog reflect bona fide orders to the Company Group from customers of the Company Group. To the best knowledge of the Company, the customers for such orders do not intend to cancel such orders.

         2.13 Absence of Certain Changes. Except as disclosed in the Disclosure Letter and except to the extent reflected in the Interim Statements, since December 31, 1998 there has not been:

             (a) any change in the financial condition, properties, assets, liabilities, business or operations of the Company Group, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to the Company Group;

             (b) any contingent liability incurred by any member of the Company Group as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, any member of the Company Group;

             (c) any mortgage, encumbrance or lien placed on any of the properties of any member of the Company Group;

             (d) any material obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities for Taxes due or to become due or contingent or potential liabilities relating to products or services provided by any member of the Company Group or the conduct of the business of the Company Group since December 31, 1998 regardless of whether claims in respect thereof have been asserted), incurred by any member of the Company Group other than obligations and liabilities incurred in the ordinary course of business consistent with the terms of this Agreement (it being understood that product or service liability claims shall not be deemed to be incurred in the ordinary course of business);

             (e) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of any member of the Company Group other than in the ordinary course of business;

             (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of the Company Group;

             (g) (i) any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock, or (ii) any of the foregoing by any other member of the Company Group where the dividend, distribution or proceeds of redemption, purchase or other acquisition were received by anyone other than the Company;

             (h) any labor trouble or dispute or claim of unfair labor practices involving any member of the Company Group or any attempt or threat of an attempt by a labor union to organize the employees of any member of the Company Group; any change in the compensation payable or to become payable to any of the officers, employees, agents or independent contractors of the Company Group other than normal merit increases in accordance with its usual practices; or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

             (i) any change with respect to the officers or management of any member of the Company Group;

             (j) any payment or discharge of a material lien or liability of any member of the Company Group;

             (k) any obligation or liability incurred by any member of the Company Group to any of its officers, directors, stockholders or employees, or any loans or advances made by any member of the Company Group to any of its officers, directors, stockholders or employees, except normal compensation and expense allowances payable to officers or employees;

             (1) any change in accounting methods or practices, credit practices or collection policies used by the Company Group;

              (m) any material amendment or termination of any material contract, lease or license to which any member of the Company Group is a party or by which it may be bound, other than in the ordinary course of business;

              (n) any acquisition by any member of the Company Group of the assets or capital stock of another business entity;

              (o) any termination of any permit or license issued to any member of the Company Group or to any of its employees or agents;

              (p) to the best knowledge of the Company, any statute, order, judgment, writ, injunction, decree, permit, rule or regulation of any court or any governmental or regulatory body adopted or entered or proposed to be adopted or entered which could reasonably be expected to adversely affect the property or business of the Company Group;

              (q) any event or occurrence affecting any member of the Company Group, or its business or industry which could reasonably be expected to cause an adverse change in any material respect affecting the Company Group's sales, profitability or financial condition or to otherwise adversely affect the Company Group;

              (r) any contracts entered into with or (except for payment of compensation in accordance with past practices and as disclosed to Purchaser), any payments or transfers of property to any shareholder of the Company or to any shareholder of the Subsidiaries other than the Company, any relatives of any such shareholder, or any corporation, partnerships, limited liability companies or other business entities controlled by any such shareholder or in which any such shareholder has any significant equity interest;

              (s) any other transaction entered into by any member of the Company Group other than transactions in the ordinary course of business; or

              (t) any agreement or understanding whether in writing or otherwise, for any member of the Company Group to take any of the actions specified in paragraphs (a) through (s) above.

         2.14 Ordinary Course. Since December 31, 1998, the Company Group has conducted its business only in the ordinary course and consistently with its prior practices.

         2.15 Banking Relations. All of the arrangements which the Company Group has with any banking or financial institution are completely and accurately described in the Disclosure Letter, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

         2.16 Intellectual Property.

              (a) Except as described in the Disclosure Letter, the Company, or another member of the Company Group where specified in the Disclosure Letter, has exclusive ownership of, or exclusive license to use, all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, trade secrets, copyrights and other proprietary rights (collectively, "Intellectual Property") used in the business of the Company Group as presently conducted. Except as set forth in the Disclosure Letter, all of the rights of the Company (or another member of the Company Group) in such Intellectual Property are freely transferable. No proceedings have been instituted, or are pending or, to the best knowledge of the Company, threatened, which challenge the rights of the Company in respect thereof, and, to the best knowledge of the Company, there are no claims or demands of any other person pertaining to any of such Intellectual Property. Except as set forth in the Disclosure Letter, the Company Group has the right to use free and clear of claims or rights of other persons, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its products or its business as presently conducted.

              (b) All patents, patent applications, trademarks, trademark applications and registrations, and registered copyrights which are owned by or licensed to the Company Group or used or to be used by the Company Group in its business as presently conducted or contemplated, and all other items of Intellectual Property which are material to the business or operations of the Company Group, are listed in the Disclosure Letter. All of such patents, patent applications, trademark registrations, trademark applications and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on the Disclosure Letter, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the United States and each such jurisdiction.

              (c) Except as specified in the Disclosure Letter, where a member of the Company Group has provided proprietary software to customers, the customer has entered into a license agreement with the Company, or the memberof the Company Group. Except as specified in the Disclosure Letter, all licenses or other agreements under which the Company Group is granted rights in Intellectual Property are listed in the Disclosure Letter. All said licenses or other agreements are in full force and effect, there is no material default by any party thereto, and, except as set forth on Disclosure Letter, all of the rights of the Company Group thereunder are freely assignable. To the best knowledge of the Company, the licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been delivered to Purchaser.

              (d) All licenses or other agreements under which the Company Group has granted rights to others in Intellectual Property owned or licensed by the Company Group are listed in the Disclosure Letter. All of said licenses or other agreements are in full force and effect, there is no material default by any party thereto, and, except as set forth in the Disclosure Letter, all of the rights of the Company Group thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Purchaser.

              (e) To the best knowledge of the Company, the Company Group has taken all material steps required in accordance with sound business practice to establish and preserve its ownership of all material Intellectual Property rights with respect to its products, services and technology. The Company Group has required all professional and technical employees and other employees and consultants having access to valuable non-public information of the Company Group to execute agreements under which such employees and consultants are required to convey to the Company Group ownership of all inventions, copyrights and developments conceived or created by them in the course of their employment and to maintain the confidentiality of all such information of the Company Group; the Disclosure Letter lists any such employees and consultants who have not executed such agreements. The Company Group has not made any such valuable, non-public information of the Company Group available to any person other than employees of the Company Group except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. To the best knowledge of the Company, no third party is infringing on any Intellectual Property rights of the Company Group.

              (f) The present business, activities and products of the Company Group do not infringe any Intellectual Property of any other person. No proceeding charging the Company Group with infringement of any adversely held Intellectual Property or any opposition to registration has been filed or is, to the best knowledge of the Company, threatened to be filed. The Company Group is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation, to the best knowledge of the Company, any former employer of any past or present employee of the Company Group. Except
(i) as set forth in the Disclosure Letter, and (ii) for nondisclosure agreements signed by employees with customers, which were executed in the normal course of business and which the Company is in compliance with in all material respects, neither the Company Group nor, to the best knowledge of the Company, any of its employees have any agreements or arrangements with any persons other than members of the Company Group related to confidential information or trade secrets of such persons or restricting any such employee's ability to engage in business activities of any nature. The activities of its employees on behalf of the Company Group do not violate any such agreements or arrangements known to the Company.

         2.17 Contracts.

              (a) The Disclosure Letter attached hereto lists, and the Company has made available (including providing a copy as requested) to Purchaser, true and complete copies of, all of the following contracts or other obligations to which any member of the Company Group is a party or by which it is bound:

                 (i) Employment agreements and any other contracts with or loans to any of the Company Group's shareholders, officers, directors, employees, consultants, salesmen, distributors or sales representatives;

                 (ii) Any employee benefit plan made available to any of its employees;

                 (iii) Any collective bargaining agreement;

                 (iv) Any contracts with customers, together with lists of all such contracts, including those which have been completed which impose any material liabilities upon, or reasonably could be expected to result in any material liabilities against, the Company Group.

                 (v) Any deeds of trust, mortgages, conditional sales contracts, security agreements, pledge agreements, trust receipts, or any other agreements or arrangements whereby any assets of the Company Group are subject to a lien, encumbrance, charge or other restriction;

                 (vi) Any loan agreements, letters of credit or lines of credit;

                 (vii) Any contracts restricting any member of the Company Group from doing business in any areas or in any way limiting competition and any contracts, including without limitation contracts with suppliers, which limit, restrict or transfer rights to any technology utilized or developed by the Company Group or which establish rights of a supplier or customer to a particular product marketed or being developed by the Company Group, excluding the license implied in any sale of product; for each such contract, the Disclosure Letter briefly describes the restrictions or limitations contained in the contract;

                 (viii) Other than purchase orders issued in the ordinary course of business, any contracts calling for aggregate payments in excess of $10,000 and which are not terminable without cost or liability on notice of 90 days or less;

                 (ix) Any joint venture, partnership, limited liability company or limited partnership agreement;

                 (x) Any guarantees of the obligations of any other party (including other members of the Company Group) except those resulting from the endorsement of customer checks deposited for collection;

                 (xi) Any other contracts which may have a material impact on the Company Group's assets, results of operations or financial condition or which may impact the Stockholders' ability to perform their obligations hereunder; and

                 (xii) Any commitments to enter into any of the types of contracts and obligations referred to in this Section 2.17.

              The member of the Company Group party thereto has not received notice of any material default under any such contracts, obligations or commitments, is not in material default under any such contracts, obligations or commitments, and there are no facts (to the best knowledge of the Company in the case of facts relating to the other party thereto) which, with notice and/or the passage of time, would constitute such a default. To the best knowledge of the Company, no other party to such contracts, obligations or commitments is in material default and there are no facts which, with notice and/or the passage of time, would constitute such a default.

No consent is required under the contracts, obligations and commitments referred to in this Section in connection with the transactions contemplated by this Agreement.

              (b) Purchase Commitments. None of the purchase commitments of the Company Group is substantially in excess of the normal, ordinary, and usual requirements of the Company Group's business or was made at any price substantially in excess of then-current market price.

              (c) Bids and Contracts. The Disclosure Letter lists, and the Company has previously delivered to Purchaser, true and complete copies of, all outstanding bids, proposals to perform services for customers, or unfilled orders quoting prices.

         2.18 Suppliers and Customers. The Disclosure Letter lists all suppliers to the Company Group who are significant to the Company Group, including without limitation (i) all suppliers who have supplied products and/or services to the Company Group in the 15-month period beginning January 1, 1998, where the total consideration payable to the supplier exceeded $5,000, and (ii) suppliers who are a sole source (i.e., a supplier who could not be replaced on reasonably equivalent terms by another supplier) for a special and/or critical product supplied by them. The Disclosure Letter also lists all open ended purchase orders which exist on the date hereof or which will exist as of the Closing Date. For these purposes, open-ended purchase orders shall mean purchase orders or other contractual arrangements providing for extended deliveries by the supplier, multiple deliveries by the supplier, or which provide for purchases of quantities significantly in excess of those required in the normal course of business of the Company Group.

         To the best knowledge of the Company, none of the current customers or suppliers of the Company Group intends to terminate or change significantly its relationship with the Company Group, whether as a result of the Merger or otherwise.

         2.19 Litigation. There are no legal, administrative, arbitration or other proceedings or claims pending or, to the best knowledge of the Company, threatened against any member of the Company Group, nor is any member of the Company Group subject to any existing judgments. To the best knowledge of the Company, there is no reasonable basis for any such proceeding or claim against any member of the Company Group. No member of the Company Group is operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign.

         2.20 Compliance with Applicable Laws; Environmental Matters.

              (a) Laws. Each member of the Company Group, its operations, assets and all real property now or previously operated, used or leased by, to or for said member, (but only the portion thereof actually operated, used or leased by, to or for the Company) (the "Company Group Real Property"), including, without limitation, The Company Facility and all real property subject to the Leases, are in compliance with all foreign, federal, state, county, and municipal laws, ordinances, regulations, rules, reporting requirements, judgments, orders, decrees and requirements of common law applicable to the conduct and business of the Company Group and to the assets owned, used or occupied by it (collectively referred to hereinafter as the "General Laws"), including without limitation all applicable foreign, federal, state, county and municipal laws, ordinances, regulations, rules, reporting requirements, judgments, orders, decrees and requirements of common law concerning or relating to the protection of health and the environment (collectively referred to hereinafter as the "Environmental Laws"). No member of the Company Group has received any notice of violation, citation, complaint, request for information, order, directive, compliance schedule or other similar enforcement order, or any other notice from any administrative or governmental agency or entity, indicating that either it or the Company Group Real Property were not or currently are not in compliance in all material respects with all Environmental Laws and General Laws, and to the best knowledge of the Company, no such item is threatened.

              Without limiting the generality of the foregoing, the Company Facility and its continued use, occupancy and operation as currently used, occupied and operated does not constitute a nonconforming use under any General Law and the continued existence, use, occupancy and operation of each Improvement, and the right and ability to repair and/or rebuild such Improvement in the event of casualty, is not dependent on any special permit, exception, approval or variance. To the best knowledge of the Company, there is no pending or anticipated change in any General Laws which would have a material adverse effect upon the ownership, alteration, use, occupancy or operation of the Company Facility or any portion thereof, or upon the reconstruction of any Improvement in the event of a casualty. No dispute currently exists with any governmental authority having jurisdiction over the Company Facility with respect to any General Law or the application thereof to any part of the Company Facility.

              (b) Environmental Laws. All businesses and operations of the Company Group and the Company Group Real Property are in compliance in all material respects with any: (i) judgments, orders, decrees, awards or directives, of any court, arbitrator or administrative or governmental agency or entity binding any member of the Company Group and concerning compliance with the Environmental Laws; and (ii) consent decrees, administrative orders, settlement agreements or other settlement documents entered into by any member of the Company Group with any administrative or governmental agency or entity concerning compliance with the Environmental Laws.

              (c) Hazardous Materials; Storage Tanks. All assets owned, leased or licensed by the Company Group, including without limitation, the Company Group Real Property, are free of all materials designated as hazardous substances, wastes, hazardous materials, pollutants or contaminants under any Environmental Laws (collectively, "Hazardous Materials") other than Hazardous Materials which are properly stored and licensed as required by applicable law, and are free of physical conditions which violate any Environmental Laws. Without limiting the generality of the foregoing, the term "Hazardous Materials" includes asbestos and related substances, polychlorinated biphenyls, and gasoline, kerosene and all other petroleum products. No Hazardous Materials used or generated by any member of the Company Group have been treated, stored, transported or disposed of in violation of any Environmental Laws; and all Hazardous Materials which have been utilized in the business or operation of the Company Group or which have been removed, released, discharged or emitted by any member of the

Company Group from the Company Group Real Property were and are documented, transported and disposed of in compliance with all Environmental Laws in all material respects.

              (d) Licenses and Permits. The Disclosure Letter lists material permits, licenses and other authorizations issued by administrative or governmental agencies or entities under the General Laws and the Environmental Laws or otherwise required for the conduct of the Company Group's business as presently conducted which are held by the Company Group or, with respect to the Company Group's business or assets, by its employees or agents ("Licenses and Permits"). The Licenses and Permits include all such permits which are necessary to the Company Group's business and operations as presently conducted and the Company Group is and has been in compliance in all material respects with the terms and conditions of the Licenses and Permits. Under the General Laws and the Environmental Laws and the Licenses and Permits, the consummation of the transactions contemplated by this Agreement do not and will not: (i) affect the validity of the Licenses and Permits; or (ii) require the consent of any governmental authority or third party. The Company has not received or been informed by a third party of the receipt by it of any notice from or the taking of any action by any governmental authority having jurisdiction over the Company Group's business or operations threatening a suspension, revocation, modification or cancellation of any License or Permit.

         2.21 Insurance. The physical properties and assets of the Company Group are insured to the extent disclosed in the Disclosure Letter attached hereto and all such insurance policies and arrangements are disclosed in said Letter. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company Group is in compliance in all material respects with the terms thereof. Said insurance is adequate and customary for the business engaged in by the Company Group and is sufficient for compliance by the Company Group with all requirements of law and all agreements and leases to which the Company is a party. The Company has not received or been informed by a third party of the receipt by it of any notice from or the taking of any action by any issuer of any policy of insurance or arrangement to the Company Group threatening a suspension, revocation, modification or cancellation of any such policy of insurance or arrangement.

         2.22 Powers of Attorney. No member of the Company Group has any outstanding power of attorney.

         2.23 Finder's Fee. The Company Group has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         2.24 Burdensome Agreements. Except as disclosed in the Disclosure Letter, the Company Group is not subject to or bound by any agreement, judgment, decree or order which could reasonably be expected to materially and adversely affect its business or prospects, its condition, financial or otherwise, or any of its assets or properties.

         2.25 Corporate Records; Copies of Documents. The corporate record books of the Company and the Subsidiaries accurately record all corporate action taken by their respective stockholders and board of directors and committees. The copies of the corporate records and stock records of the Company and the Subsidiaries, as delivered to Purchaser for review, are true and complete copies of the originals of such documents. The Company has made available to Purchaser and its counsel true and correct copies of all documents referred to in this Section or in the Disclosure Letter delivered to Purchaser pursuant to this Agreement.

         2.26 Transactions with Directors, Officers, Employees and Affiliates. Excluding cash dividends to Stockholders and cash salaries, benefits and expenses paid to Stockholders who are also employees of the Company, all of which are listed on the Disclosure Letter, there have been no transactions since January 1, 1996, between any member of the Company Group and any director, officer, employee or affiliate (as defined in Rule 405 promulgated by the SEC) of the Company, except on an arm's length basis in accordance with normal business practices. Since said date, none of the officers, directors, employees or affiliates of the Company Group, or any member of the immediate family of any such persons, has been a director or officer of, or has had a material interest in, any firm, corporation, association or business enterprise which during such period has been a material supplier, customer or sales agent of the Company Group or has competed to a material extent with the Company Group.

         2.27 ERISA and Employment Matters.

              (a) Except as set forth in the Disclosure Letter, no employee of any member of the Company Group has a written or oral agreement (or an assurance pursuant to any employee manual) which would preclude such member from terminating such employee's employment at any time with no obligation to make any payment except wages and accrued benefits to the date of termination. Each member of the Company Group does not have any policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment. Each member of the Company Group has not engaged in any discriminatory hiring or employment practices nor have any employment discrimination complaints been filed against the Company Group with any state or federal agency. Each member of the Company Group has not been threatened by any former employee with any suit alleging wrongful termination or other claim and there are no material grounds for such a suit.

              The Company has made available (including providing a copy thereof to be retained by Purchaser) to Purchaser (i) all employment manuals utilized by any member of the Company Group within the past three (3) years, (ii) copies of any determination letters (or similar documents) received by any member of the Company Group from the Internal Revenue Service or any other governmental authority with respect to any employee benefit plan, together with a copy of the most recent submission for a determination letter by each member of the Company Group for each employee benefit plan maintained by it, (iii) copies of any summary plan descriptions or summaries of material modifications relating to any employee benefit plan (as defined in Section 3(3) of ERISA) that have been prepared or distributed in the past three (3) years.

              (b) There are no present or former employees, directors or independent contractors of any member of the Company Group entitled to (i) pension benefits that are "unfunded" as defined under ERISA or (ii) any pension benefit or welfare benefit to be paid after termination of employment other than pursuant to the Company's 401(K) Plan (the "Plan") or as otherwise required by law. Except with respect to continuation coverage under group health plans pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") or state law, and except with respect to continuation coverage under group life insurance plans pursuant to state law, no other welfare benefits (whether or not pursuant to any plan or benefit arrangement that is subject to the Employee Retirement Income and Security Act ("ERISA")) whatsoever are payable to any present or former Company employees after termination of employment or to any present or former directors or independent contractors after cessation of service to the Company Group (including, but not limited to, any post-retirement medical or death benefits, any severance benefits or any disability benefits).

              (c) There are no arrangements or contracts with any director, officer, employee or independent contractor of any member of the Company Group that require any deferred compensation, retirement or welfare benefits to be paid or provided following termination of services, except as may occur under the Plan.

              (d) Each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) of each member of the Company Group is either funded through insurance or is unfunded for purposes of ERISA. There are no reserves, assets, surplus or prepaid premiums under any such plan, the Company Group is not in material default under any such plan, and all such plans are in compliance in all material respects with all applicable laws (including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, and the Health Insurance Portability and Accountability Act of 1996) since such laws became effective in respect to such plans.

              (e) Each of any "employee welfare benefit plan" (as defined above) maintained by any member of the Company Group, any fiduciary thereof and the Company Group is not subject to any liability (other than normal liabilities and expenses associated with maintenance of such plan or arrangement as an ongoing benefit plan or arrangement) under ERISA or the Code or any other applicable law.

              (f) The Plan, any fiduciary thereof and the Company are not subject to any liability (other than normal liabilities and expenses associated with maintenance of such plan or arrangement as an ongoing benefit plan or arrangement) under ERISA or the Code or any other applicable law. The Plan has been administered in compliance in all material respects with its terms and with the applicable provisions of ERISA, the Code and all other federal, state and other applicable laws, rules and regulations (including, without limitation, any funding, filing, terminating, reporting, disclosure and fiduciary obligations and any prohibited transaction restrictions). The Plan meets the requirements of the Code and ERISA in all material respects, and has from its inception satisfied such requirements in all material respects.

              (g) Except for the Plan and any other employee benefit plans identified in the Disclosure Letter, each member of the Company Group neither maintains, nor has it ever maintained or ever been obligated to contribute to,
(i) a multiemployer plan within the meaning of Section 3(37) of ERISA, or (ii) any employee benefit plan within the meaning of Section 3(3) of ERISA.

              (h) There are and there have been no inquiries, proceedings, claims or suits pending or, to the best knowledge of the Company, threatened by any governmental agency or authority or by any participant or beneficiary against the Company, the Plan or any other employee benefit plan maintained by any member of the Company Group, or any fiduciary of the Plan or of any other employee benefit plan maintained by any member of the Company Group, with respect to the operation of the Plan or such other benefit plans, other than routine claims for benefits.

              (i) The consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (i) entitle any employee of any member of the Company Group to a bonus, severance pay or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due to any such employee.

              (j) The Company Group has no obligation for (i) any long-term disability benefits to or for any of its employees who become disabled prior to the Closing Date (including any individual who is disabled but has not satisfied any applicable waiting period) and (ii) any life insurance benefits promised, due and/or payable to or for any of its employees who die prior to the Closing Date.

              (k) The Company previously maintained an Employee Stock Ownership Plan (the "ESOP"). The ESOP was terminated April 11, 1997. The ESOP was terminated in compliance with applicable law, and in connection with the termination, the Company obtained a favorable determination letter from the Internal Revenue Service. The Company has no further liability or obligation with respect to the ESOP or its termination or the stock transactions entered into in connection with the ESOP's termination.

              (l) In the case of employee benefit plans, if any, maintained by the Foreign Subsidiaries, including both plans similar to pension, profit sharing or 401(K) plans under United States law and plans similar to employee welfare benefit plans under United States law (collectively, the "Foreign Plans"), (i) the financial statements for the Foreign Subsidiaries fully and fairly reflect any liabilities associated with the Foreign Plans, including but not limited to the liabilities for underfunding or the like; and (ii) under the terms of the Foreign Plans, except for normal escalations in cost related to either the cost of living or adding additional employees, there will be no material increases in the cost of operating the Foreign Plans than those reflected in the financial statements for the Foreign Subsidiaries.

         2.28 List of Directors and Officers. The Disclosure Letter contains a true and complete list of all current directors and officers of the Company and each Subsidiary. In addition, the Disclosure Letter contains a list of all employees and consultants of the Company and each Subsidiary who, individually, have received or are scheduled to receive compensation from the Company for the fiscal year ended December 31, 1998 or the fiscal year ending December 31, 1999. In each case the Disclosure Letter includes the current job title and aggregate annual compensation of each such individual.

         2.29 Employees; Labor Matters.

              (a) The Disclosure Letter specifies the number of full-time employees and part-time employees employed by each member of the Company Group. Each member of the Company Group generally enjoys good employer-employee relationships. No member of the Company Group is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses, or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees.

              (b) Each member of the Company Group is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending, or, to the best knowledge of the Company, threatened against or involving any member of the Company Group. No question concerning representation exists respecting any group of employees of any member of the Company Group. There are no grievances, complaints, or charges that have been filed against the Company under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that are outstanding, or that were outstanding during the preceding three (3) years, and no arbitration or similar proceeding is pending and no claim therefor has been asserted. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by any member of the Company Group. The Company has not received information to indicate that any of the employment policies or practices of any member of the Company Group is currently being audited or investigated by any federal, state, local or foreign government agency.

              (c) To the best knowledge of the Company, each employee of the Company Group is not a party to any non-competition, trade secret or confidentiality agreement with any party other than the Company Group.

         2.30 Transfer of Shares. No holder of stock of the Company has at any time transferred any of such stock to any employee of the Company Group, which transfer constituted or could be viewed as compensation for services rendered to the Company by said employee.

         2.31 Stock Repurchase. Except as set forth in its Disclosure Letter, the Company has not redeemed or repurchased any of its capital stock.

         2.32 Industrial Revenue Bonds. Except as set forth in the Disclosure Letter, no member of the Company Group is indebted under any industrial revenue bonds.

         2.33 Products and Warranties. The Disclosure Letter describes or specifically references all warranties made by any member of the Company Group with respect to products sold or leased during the last five (5) years. Except for warranty experience consistent with the Company's past experience and disclosed in the Annual Statements and the Interim Statements, to the best knowledge of the Company, all products sold or leased by any member of the

Company Group during the last three (3) years complied with the Company's standard warranties applicable thereto and with all requirements in the agreements of sale applicable to such products. Except as listed on the Disclosure Letter, there has been no departure in any material respect by any member of the Company Group from such standard warranties in connection with the products sold in the last three (3) years.

         Except as set forth in the Disclosure Letter, there have been no product liability claims made against any member of the Company Group of any kind. None of the products sold or leased by any member of the Company Group on or before the Effective Time of Merger, contains any defect or other condition which will result in any material product liability or similar claim against any member of the Company Group.

         To the best knowledge of the Company, the products currently sold by the Company Group comply with the specifications applicable thereto, and there are no material defects in such products.

         During the last five (5) years, the Company Group has not had any product recalls or any other unusual expenses or problems associated with products sold (hereinafter "Product Events"). The Company will promptly advise Purchaser of any Product Events which occur from the date hereof through the Effective Time of the Merger.

         2.34 Warranty Expense. The term of the warranty issued by the Company Group with respect to products shipped by it prior to the Effective Time of the Merger is not longer than one (1) year from the date on which any such product was shipped, subject to the occasional extension of said warranty period by executives of the Company.

         The expense, expressed as a percentage of revenues, incurred by Purchaser and the Surviving Corporation in satisfying warranty obligations of the Company Group with respect to products shipped by the Company Group prior to the Effective Time of the Merger will not, in the aggregate, exceed by more than fifty percent (50%), the average annual warranty cost, expressed as a percentage of revenues, incurred during calendar years 1997 and 1998. For these purposes, returns for non-warranty reasons shall not be treated as warranty expenses.

         2.35 Authority Relative to Agreements; Enforceability. Common Stockholders owning 51% of the shares of the Company Common Stock on the applicable record date will have the power to approve the Merger on behalf of the Company. . Mark J. Margetts, Thomas B. Carlson, and Ronald V. Webb, who are the three largest shareholders of the Company, will vote their shares of stock in favor of the Merger, and have delivered their written agreement to this effect to the Company and Purchaser.

         The execution, delivery and performance of this Agreement are within the legal capacity and power of the Company; have been duly authorized by all requisite corporate action on the part of the Company, other than Stockholder Approval; except as set forth in the Disclosure Letter, require the approval or consent of no other persons, entities or agencies, and will neither violate nor constitute a default under, nor create a lien or breach under, nor result in the acceleration of performance or right to accelerate performance under (whether or not after the giving of notice or lapse of time or both), the terms of the Charter of Incorporation and bylaws of the Company or any Subsidiary, or of any agreement, obligation or commitment binding upon the Company or any Subsidiary.

         This Agreement is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         2.36 Disclosure. The representations, warranties and statements contained in this Agreement and in the agreements, certificates, exhibits, documents and schedules delivered by the Company or the Stockholders pursuant to this Agreement to Purchaser do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. To the best knowledge of the Company, there are no facts which presently have, or could reasonably be expected in the future to have, a material adverse affect on the business, properties, prospects, operations or condition of the Company Group which have not been specifically disclosed herein or in the Disclosure Letter other than general economic conditions affecting the industries in which the Company Group operates.

SECTION 3.   COVENANTS OF THE COMPANY.

         3.1 Making of Covenants and Agreements. The Company hereby makes the covenants and agreements set forth in this Section 3.

         3.2 Conduct of Business. Between the date of this Agreement and the Closing Date, the Company Group, and each member thereof, will:

             (a) conduct its business only in the ordinary course and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

             (b) refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets;

             (c) refrain from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other obligations or liabilities except in the ordinary course of business;

             (d) refrain from making any change or incurring any obligation to make a change in its Charter of Incorporation, by-laws or authorized or issued capital stock;

             (e) except as set forth in the Disclosure Letter, refrain from declaring, setting aside or paying any dividend or other transfer of property to any Stockholder (in the case of Subsidiaries, to any stockholder other than the Company) other than payment of regular compensation -- not bonuses -- to Stockholders who are employees of the Company, making any other distribution in respect of its capital stock, or making any direct or indirect redemption, purchase or other acquisition of its capital stock;

              (f) refrain from making any change in the compensation payable or to become payable to any of its officers, employees, agents or independent contractors;

              (g) refrain from prepaying any loans (if any) from its stockholders, officers or directors or making any change in its borrowing arrangements;

              (h) use its best efforts to prevent any change with respect to its management and supervisory personnel and banking arrangements;

              (i) use its best efforts to keep intact its business organization, to keep available its present officers and employees and to preserve the goodwill of all suppliers, customers, independent contractors and others having business relations with it;

              (j) have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth in the Disclosure Letter or equivalent insurance with any substitute insurers approved in writing by Purchaser;

              (k) refrain from entering into any contract or agreement relating to capital expenditures or with respect to the construction of tenant improvements with respect to any Leased Real Property;

              (l) fully and correctly perform its obligations under its agreements with customers, maintain good relationships with its customers, and continue to diligently pursue new customers;

              (m) refrain from entering into or making any change in the Plan, except as required to conform to applicable law, or materially amend or terminate any other existing employee benefit plan, or adopt any new employee benefit plan;

              (n) not acquire control or ownership of any other corporation, association, joint venture, partnership, limited liability company, business trust or other business entity, or acquire control or ownership of all or a substantial portion of the assets of the foregoing, or enter into any agreement providing for any of the foregoing;

              (o) except in the ordinary course of business, not enter into or agree to enter into any transaction, or incur or discharge any obligation or liability, material to the business of the Company or any Subsidiary;

              (p) except as set forth in the Disclosure Letter, not enter into any contracts with and not make (except for payment of normal compensation -- not bonuses -- in accordance with past practices and as disclosed in the Disclosure Letter), any payments or transfer property to any shareholder of the Company (or in the case of the Subsidiaries to any shareholder other than the Company), relatives of any shareholder, or any corporation, partnerships, limited liability companies or other business entities controlled by any shareholder or in which any shareholder has any significant equity interest;

             (q) not enter into any material licensing arrangement or other contract;

             (r) not settle any pending litigation in a manner that is materially adverse to the Company or commence any material litigation;

             (s) not take any action which will prevent any of its warranties and representations herein from being true in all material respects as of the Closing Date; and

             (t) permit Purchaser and its representatives to have full access to all of the Company Group's and Stockholders' representatives, independent contractors, suppliers, and customers, and cause such representatives, independent contractors, suppliers, and customers to cooperate fully with Purchaser and Purchaser's representatives in connection with Purchaser's due diligence review of the Company Group's business, properties, assets, records, tax returns, contracts and documents.

         3.3 Authorization from Others. Prior to the Closing Date, the Company will use its best efforts to obtain all authorizations, consents and permits of others required to permit the consummation by the Stockholders and the Company of the transactions contemplated by this Agreement.

         3.4 Notice of Default. Promptly upon the occurrence of, or promptly upon the Company becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to the Company prior to the date hereof, of any of the representations, warranties or covenants of the Company contained in or referred to in this Agreement or in the Disclosure Letter or any Schedule or Exhibit referred to in this Agreement, the Company shall give detailed written notice thereof to Purchaser, and the Company shall use its best efforts to prevent or promptly remedy the same.

         3.5 Consummation of Agreement. The Company shall use its best efforts to perform and fulfill all conditions and obligations on its or their part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. To this end, the Company will obtain prior to the Closing all necessary authorizations or approvals of its stockholders and Board of Directors.

         3.6 Cooperation of the Company. The Company shall cooperate with all reasonable requests of Purchaser and Purchaser's counsel in connection with the consummation of the transactions contemplated hereby.

         3.7 No Negotiations; Notification of Takeover Proposal and Other Matters. The Company shall promptly advise Purchaser orally and in writing of any "takeover proposal" or of any proposal, or inquiry reasonably likely to result in a proposal, which the Company has reason to believe is or may lead to any "takeover proposal". For purposes of this Agreement, the term "takeover proposal" shall mean any proposal for a merger or other business combination involving the Company or any Subsidiary, or for the acquisition of a substantial equity interest in the Company or any Subsidiary, a substantial portion of the assets of the Company or any Subsidiary or a product line or line of business of the Company or any Subsidiary, other than as contemplated by this Agreement. The Company shall promptly advise Purchaser orally and in writing of the receipt by the Company or any Subsidiary of any notification submitted to the Company any purchase or proposed purchase of any securities of the Company by any person.

         Each member of the Company Group shall not, directly or indirectly, whether through its officers, directors, Stockholders, agents, representatives, or otherwise, engage in any discussions or negotiations with, or provide any information to, any person or entity making, proposing to make or believed to be contemplating a takeover proposal to the Company.

         3.8 Confidentiality; No Trading. The Company agrees that each of the Company, the Subsidiaries and the Company's and Subsidiaries' officers, directors, Stockholders, and Representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Purchaser with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in Purchaser's industry or which has been disclosed to the Company by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transaction contemplated by this Agreement is not consummated, the Company will return to Purchaser (or certify that they have destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to the Company in connection with the transaction.

         The Company and each Subsidiary will abide by and will require its employees, Stockholders, agents and representatives to abide by, applicable securities and insider trading laws which may restrict persons with material non-public information about Purchaser, or any matters involving or affecting the transactions addressed herein, from purchasing or selling securities of Purchaser or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

         3.9 Escrow Agreement. Agent shall execute and deliver the Escrow Agreement, substantially in the form attached hereto as Exhibit 1.3(l).

         3.10 Access to Records and Properties. Purchaser may, prior to the Closing Date, through its employees, agents and representatives, make or cause to be made a detailed review of the business and financial condition of the Company Group and make or cause to be made such investigation as it deems necessary or advisable of the properties, assets, businesses, books and records each member of the Company Group. The Company agrees to assist Purchaser in conducting such review and investigation and will provide, and will cause its or their representatives and independent public accountants to provide, Purchaser and its employees, agents and representatives full access to, and complete information concerning, all aspects of the businesses of the Company Group, including their respective books, records (including tax returns filed or in preparation), projections, personnel and premises, and any documents (including any documents filed on a confidential basis) included in any report filed with any governmental agency, but excluding the audit work papers and other records of its independent public accountants.

         Neither any investigation by Purchaser nor the receipt by Purchaser of any data or information from the Company nor any knowledge acquired by Purchaser shall affect the right of Purchaser to terminate this Agreement as provided in
Section 8 hereof or qualify, limit or otherwise restrict any representation or warranty made by the Company hereunder.

         3.11 Shareholder Meeting. The Company shall call a special meeting of its Stockholders to be held as soon as practicable for the purpose of voting upon the transactions contemplated by this Agreement. In connection with calling such meeting, the Company shall provide proxy materials and other disclosure materials which fully and fairly describe this Agreement and the transactions and payments to be made under or in connection with this Agreement, and which make all other required or appropriate disclosures, so that all Stockholders can make a fully informed decision when they vote upon the transactions contemplated by this Agreement. The Company shall afford to Purchaser the opportunity to review and comment upon said disclosure materials before they are sent to the Stockholders.

         3.12 Notification Regarding Dissenters' Shares. The Company shall give Purchaser (i) prompt notice of any notice of intent to demand fair value for any shares of Company Common Stock, withdrawals of such notices, and any other instruments served pursuant to the Appraisal Laws and received by the Company, and (ii) the opportunity to direct any negotiations and proceedings with respect to demands for fair value for shares of Company Common Stock under the Appraisal Laws. The Company shall not, without the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for fair value of shares of Company Common Stock or offer to settle or settle any such demands.

SECTION 4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         4.1 Organization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

         4.2 Authority of Purchaser. Purchaser has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Purchaser pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Purchaser and no other action on the part of Purchaser is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by Purchaser pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Purchaser enforceable in accordance with their terms. The execution, delivery and performance by Purchaser of this Agreement and each such agreement, document and instrument:

             (a) do not and will not violate any provision of the Articles of Incorporation or Bylaws of Purchaser;

             (b) do not and will not violate any laws, rules, or regulations of the United States or of any state or any other jurisdiction applicable to Purchaser or require Purchaser to obtain any approval, consent, or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made; and

             (c) do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan, or credit agreement, or any other agreement, mortgage, lease, permit, order, judgment, or decree to which Purchaser is a party and which is material to the business and financial condition of Purchaser and its affiliated organizations on a consolidated basis.

         4.3 Litigation. There is no litigation pending or, to its knowledge, threatened against Purchaser which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

         4.4 Finder's Fee. Purchaser has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

SECTION 5.   COVENANTS OF PURCHASER.

         5.1 Making of Covenants and Agreement. Purchaser hereby makes the covenants and agreements set forth in this Section 5.

         5.2 Cooperation of Purchaser. Purchaser shall cooperate with all reasonable requests of the Company and its counsel in connection with the consummation of the transactions contemplated hereby.

         5.3 Confidentiality. Purchaser agrees that, unless and until the Closing has been consummated, Purchaser and its officers, directors, and representatives will hold in strict confidence, and will not use any confidential or proprietary data or information obtained from the Company with respect to the business or financial condition of the Company except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in the industries of the Company or which has been disclosed to Purchaser by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this agreement. If the transaction contemplated by this Agreement is not consummated, Purchaser will return to the Company (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Purchaser in connection with the transaction.

         5.4 Escrow Agreement. Purchaser shall execute and deliver the Escrow Agreement, substantially in the form attached hereto as Exhibit 1.3 (l).

SECTION 6.   CONDITIONS.

         6.1 Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

             (a) Representations; Warranties; Covenants. Each of the representations and warranties of the Company contained in Section 2 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing; and the Company shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing.

             (b) No Material Change. There shall have been no material adverse change in the financial condition, prospects, properties, assets, liabilities, business or operations of the Company since the date hereof, whether or not in the ordinary course of business.

             (c) Certificate from Officer. The Company shall have delivered to Purchaser a certificate of the Company's President dated as of the Closing to the effect that the statements with respect to the Company set forth in paragraph (a) and (b) above in this Section 6.1 are true and correct.

             (d) Escrow Agreement. Each of the Company, Agent and the Escrow Agent shall have executed and delivered the Escrow Agreement, substantially in the form attached hereto as Exhibit 1.3(l).

             (e) Employees. Purchaser shall have received indications satisfactory to Purchaser that all employees significant to the business of the Company intend to continue their employment with the Company after the closing of this Agreement.

             (f) Opinion of Counsel. On the Closing Date, Purchaser shall have received from G. Philip Anderson, P.C., counsel for the Company, an opinion as of said date, in the form attached hereto as Exhibit 6.1(f).

             (g) No Litigation. There shall have been no determination by Purchaser, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of litigation, proceedings or other action against Purchaser, the Company or any Stockholder or any material adverse change in the laws or regulations applicable to the Company or any Subsidiary.

             (h) Consents. The Company shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by the Company in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of the

Company by Purchaser subsequent to the Closing; and the Company and Purchaser shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to Purchaser, from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the continuation of the business of the Company and the consummation of the transactions contemplated by this Agreement, and to avoid a breach, default, termination, acceleration or modification of any indenture, loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement.

              (i) Employment. Purchaser or the Company shall have entered into, on terms reasonably acceptable to Purchaser, employment agreements with Mark J. Margetts, Thomas B. Carlson, Ronald O. Webb, in the forms for each set forth on
Exhibit 6.1(i) to the Disclosure Letter (the "Employment Agreements");

              (j) Customers. No significant customer of the Company shall have terminated or have given notice of termination of its agreement or agreements with the Company, and Purchaser, through customer visits, shall have received indications reasonably satisfactory to Purchaser that each such customer intends to continue doing business with the Company under the ownership of Purchaser in a manner reasonably comparable to past experience.

              (k) Resignations. The Company shall have delivered to Purchaser the resignations of all of the Directors of the Company and of the officers of the Company as may be requested by Purchaser, such resignations to be effective at the Closing.

              (l) Releases. The Company shall have delivered to Purchaser general releases signed by each of the Stockholders and by each officer and Director of the Company of all claims -- except as provided in the release -- which any of them have against the Company, in the form attached here to as
Exhibit 6.1(l).

              (m) Non-Compete. Mark J. Margetts, Thomas B. Carlson, and Ronald
O. Webb shall have executed and delivered Non-Compete Agreements in the form of
Exhibit 6.1(m) to the Disclosure Letter (the "Non-Competes").

              (n) Due Diligence. The results of Purchaser's due diligence investigation of the Company shall be satisfactory to Purchaser, in its sole discretion; provided, however, that, unless otherwise agreed in writing between Purchaser and the Company, Purchaser shall deliver notice of its intention not to close pursuant to this condition by noon, eastern daylight time on May 21, 1999. If said notice is not delivered, then this condition shall be void and of no force and effect.

              (o) Board Approval. Purchaser's Board of Directors shall have approved this Agreement and the consummation of the transactions contemplated hereby; provided, however, that, unless otherwise agreed in writing between Purchaser and the Company, Purchaser shall deliver notice of its intention not to close pursuant to this condition by noon, eastern daylight time on May 21, 1999. If said notice is not delivered, then this condition shall be void and of no force and effect.

             (p) Approvals. The approval of the shareholders of the Company shall have been obtained.

             (q) Dissenting Shares. As of the Closing Date, no more than seven and one-half percent (7.5%) of the issued and outstanding shares of Company Common Stock shall be eligible for treatment as Dissenting Shares hereunder.

             (r) The consolidated net worth of the Company Group as of March 31, 1999, determined in accordance with generally accepted accounting principles consistently applied (the "March 31 Net Worth"), must equal or exceed $7,900,000.

             (s) The Purchaser shall have obtained, at the expense of Purchaser, an extended coverage owner's policy of title insurance (ALTA 1992 Form) ("Title Policy") in the amount of $1,430,000 for one parcel of the Company Facility, and in the amount of $1,215,000 for the other parcel in the Company Facility, naming the Company as the insured covering the Company Facility. The Title Policy shall be issued with the with the exceptions for matters which would be disclosed by a current survey (provided that a survey is reasonably obtainable prior to Closing), mechanics' and material suppliers' liens, parties in possession or other so called "standard exceptions" deleted, and shall contain exceptions only for Permitted Encumbrances. The Title Policy shall include a non-imputation endorsement insuring that the issuer of the Title Policy will not deny its liability thereunder on the ground that the Company had knowledge of any matter solely be reason of notice thereof imputed to it through any person who is an officer or director of the Company prior to Closing by operation of law, whether or not such person continues as an officer or director after Closing.

         The Company, at the expense of Purchaser shall promptly order a commitment for the Title Policy and, at least two (2) days prior to the date of Closing, deliver it and copies of all exception documents referred to therein to Purchaser. If reasonably obtainable prior to Closing, the Company, at the expense of Purchaser also shall promptly obtain and, at least two (2) days prior to the date of Closing, deliver to Purchaser a currently dated "as built" survey of the Company Facility, prepared by a Tennessee registered land surveyor and certified to the Company, Purchaser and the title insurance company, showing the exact location, legal description, area and boundary lines of the Company Facility, the location of all Improvements, the nature and location of all easements and encroachments from or onto the Company Facility, the nature and location of all utilities on and/or serving the Company Facility and all means of ingress to and egress from the Company Facility (the "Survey"). The Survey shall be certified to meet the Minimum Detail Standards adopted in 1997 by ALTA/ASCM for Class A urban surveys, and shall include Items 1, 2, 3, 4, 6, 7a and b, 8, 9, 10, 11, 13, 14, 15 and 16 thereto. The Survey shall be prepared by a surveyor reasonably acceptable to Purchaser.

         6.2 Conditions to Obligations of the Company. The obligation of the Company to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

              (a) Representations; Warranties; Covenants. Each of the representations and warranties of Purchaser contained in Section 4 shall be true and correct in all material respects as though made on and as of the Closing; Purchaser shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing; and Purchaser shall have delivered to the Company and the Stockholders a certificate of the President of Purchaser dated on the Closing to such effect.

              (b) Escrow Agreement. Purchaser shall have executed and delivered the Escrow Agreement, substantially in the form attached hereto as Exhibit 1.3
(l).

              (c) Agreements. Purchaser shall have executed and delivered the Employment Agreements and the Non-Competes.

SECTION 7.    CLOSING; CLOSING DATE.

         Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to a provision of Section 8 hereof and subject to compliance with the conditions hereto, a closing (the "Closing") will be held on May 26, 1999, or on such other date which is mutually acceptable to Purchaser and the Company at the offices of the Company, commencing at 10:00 A.M. At such time and place, the documents referred to in
Section 6 hereof will be exchanged by the parties and, immediately thereafter, the Articles of Merger will be filed by Newco and the Company with the Secretaries of State of the State of Minnesota and the State of Tennessee; provided, however, that if any of the conditions provided for in Section 6 hereof shall not have been met or waived by the date on which the Closing is otherwise scheduled, then, subject to Section 8.1(d) hereof, the party to this Agreement which is unable to meet such condition or conditions shall be entitled (provided that such party is acting in good faith) to postpone the Closing for a reasonable period of time by notice to the other parties until such condition or conditions shall have been met (which such notifying party will seek to cause to happen at the earliest practicable date) or waived. The date on which the Closing occurs is herein referred to as the Closing Date.

         As provided in Section 1.1 hereof, the Articles of Merger will provide that the effective date of the Merger shall be 12:01 A.M., then current time in Tennessee, June 1, 1999.

SECTION 8.    TERMINATION.

         8.1 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned before the Effective Time of the Merger, notwithstanding any approval and adoption of this Agreement by the shareholders of the Company or Newco:

              (a) by the mutual consent of the Board of Directors of Purchaser and the Company; or

              (b) by Purchaser or the Company, if the shareholders of the Company fail to approve the Merger at the meeting of such shareholders called to vote upon the Merger; or

             (c) by Purchaser if there has been a material misrepresentation or material breach on the part of the Company in the representations, warranties or covenants of the Company set forth herein, or if there has been any material failure on the part of the Company to comply with its obligations hereunder, or by the Company if there has been a material misrepresentation or material breach on the part of Purchaser or Newco in the representations, warranties or covenants of Purchaser or Newco set forth herein, or if there has been any material failure on the part of Purchaser or Newco to comply with their obligations hereunder; or

             (d) by the Board of Directors of either the Company or Purchaser, at its discretion, if the Merger is not effective by June 30, 1999, except that a party whose breach of this Agreement has caused a delay in the consummation of the Merger shall not be entitled to terminate this Agreement pursuant to this
Section 8.1(d).

         8.2 Termination Procedures. The power of termination provided for by this Section 8 may be exercised for Purchaser or the Company only by its respective President and will be effective only after written notice thereof, signed on behalf of the party for which it is given by its President or Vice-President or other duly authorized officer, in the case of Purchaser, or its President in the case of the Company, shall have been given to the other. If this Agreement is terminated in accordance with this Section 8, then the Merger shall be abandoned without further action by the Company, Purchaser and Newco.

         8.3 Liability Upon Termination. In the event of termination and abandonment of the Merger pursuant to this Section 8, no party hereto shall have any liability or further obligation to any other party hereto except a party that is in material breach of its representations, warranties or covenants hereunder shall be liable for damages incurred by the other parties hereto to the extent that such damages are proximately caused by such breach.

         8.4 Effect of Termination. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 8.1, provided, however, that (a) the provisions of this Section 8, Section 3.8 (Confidentiality),
Section 5.3 (Confidentiality), Section 10.1, and Section 10.2 hereof shall survive any termination of this Agreement; (b) nothing herein shall relieve any party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its covenants, conditions or agreements contained herein, and (c) any party may proceed as further set forth in Section 8.5 below.

         8.5 Right to Proceed. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 6.1 hereof have not been fulfilled, Purchaser shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Section 6.2 hereof have not been fulfilled, the Company shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder.

         8.6 Waiver. The Company may extend the time for the performance of any of the obligations or other acts of Purchaser hereunder, waive any inaccuracies in the representations and warranties of Purchaser contained herein or in any document delivered pursuant hereto, or waive compliance by Purchaser with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company. Purchaser may extend the time for the performance of any of the obligations or other acts of the Company hereunder, waive any inaccuracies in the representations and warranties of the Company contained herein or in any document delivered pursuant hereto, or waive compliance by the Company with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by Purchaser.

SECTION 9.    INDEMNIFICATION.

         9.1  Survival of Warranties.

              (a) Each of the representations, warranties, agreements, covenants and obligations herein or in any Schedule, Exhibit, certificate, agreement, document, or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto.

              (b) If any representation, warranty, covenant, or agreement of any party in this Agreement or any Schedule, Exhibit, certificate, agreement, document, or statement delivered pursuant hereto is qualified by materiality, material adverse effect, or words of similar import (collectively, "Materiality Conditions"), then such representation, warranty, covenant or agreement shall not be considered breached until such Materiality Condition has been satisfied. However, once the Materiality Conditions have been satisfied, so that a claim can be made, the amount of any claim for indemnification under this Section 9 shall be determined without regard to such Materiality Conditions.

         9.2 Indemnification by the Company and Through Escrow. Subject to the limitations set forth below, the Company hereby agrees that, notwithstanding the Closing, the delivery of instruments of conveyance, and regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party hereto may have in respect thereof, it will save, indemnify and hold Purchaser, its directors, officers, employees and agents and, after Closing, the Surviving Corporation, its directors, officers, employees and agents (hereinafter, collectively, "the Indemnitees") harmless from and against any and all liabilities, losses, damages, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorney fees and other costs and expenses incident to any suit, action or proceeding) arising out of or resulting from, and will pay to the Indemnitees the amount of damages suffered thereby together with any amount which they or any of them may pay or become obligated to pay on account of:

              (a) the breach or inaccuracy of any warranty or representation by the Company herein;

              (b) any breach or failure to perform by the Company of any material term, provision, covenant or condition hereunder;

              (c) the failure by the Company to state or disclose a material fact herein necessary in order to make the facts herein stated or disclosed not misleading;

              (d) any act performed, transaction entered into or state of facts suffered to exist by the Company in violation of the terms of this Agreement; and

              (e) all Liabilities of the Company Group arising before the Closing Date (whether absolute, accrued, contingent or otherwise), except for
(i) such Liabilities as are specifically reflected in the Interim Balance Sheet,
(ii) such Liabilities which arise in the ordinary course of business after the date of such Interim Balance Sheet none of which such newly arisen Liabilities shall have a material adverse effect on the Company, and (iii) such Liabilities that are specifically disclosed herein or in the Disclosure Letter.

         In the event of any claim by Indemnitees under this Section 9.2, Indemnitees shall be entitled to exercise all remedies provided by law and/or equity with respect thereto; provided that, after the Closing, all claims by Indemnitees for monetary damages shall be made under the Escrow Agreement, with the Company and the Surviving Corporation to have no further liability with respect thereto.

         If the Closing hereunder is held, the Company and the Surviving Corporation will have no liability with respect to indemnification claims by the Indemnitees. Rather all claims will be satisfied from the Escrow Fund in accordance with the Escrow Agreement.

         9.3 Procedure for Claims. Wherever the Indemnitees, or any of them, have a claim for indemnification, they shall deliver notice of such claim to the Agent specifying the claim and describing it in reasonable detail.

         9.4 Limitations on Indemnification. Provided there has been no knowing and intentional misrepresentation of a material fact, and no knowing and intentional omission of facts or information necessary to make a representation or warranty not materially misleading, by the Company, the indemnification obligations of the Company are subject to each of the following limitations, understandings or qualifications:

              (a) Each of the representations and warranties made by the Company in this Agreement shall survive for a period of two (2) years after the Closing Date. After the expiration date of any representations and warranties no claim for indemnification based on such representations and warranties may be asserted by the Indemnitees, except that claims first asserted in writing with reasonable detail before the expiration date may be pursued until they are finally resolved.

              (b) In the case of claims by Indemnitees for indemnification under
Section 9.2(a):

                 (i) where a claim for indemnification relates to the Foreign Subsidiaries or matters or activities of the Foreign Subsidiaries, no claims can be made unless and until the amount of damages incurred by the Indemnitees, in the aggregate for all such claims asserted, exceeds $50,000; but once such amount is exceeded, Indemnitees may recover indemnifiable damages relating to the Foreign Subsidiaries and activities and matters relating thereto, back to dollar one;

                 (ii) in the case of all other claims by Indemnitees for indemnification under Section 9.2(a) (that is, all claims other than those relating to the Foreign Subsidiaries addressed in part (i) above), no claims can be made unless and until the amount of damages incurred by the Indemnitees, in the aggregate for all claims asserted, exceeds $100,000; but once such amount is exceeded, Indemnitees may recover indemnifiable damages back to dollar one.

In applying the foregoing provisions, it is understood that each of part (i) and
(ii) operates separately, so that the amount of claims governed by part (i) will not count towards the threshold for claims in part (ii) and, correspondingly, the amount of claims under part (ii) will not count towards the threshold for claims under part (i). In the event that there is a claim which relates both to the Foreign Subsidiaries and matters and activities thereto, and to the matters subject to part (ii), then the amount of such claim shall be allocated, on a reasonable basis, between parts (i) and (ii).

              (c) Prior to Closing, all claims for indemnification by Indemnitees shall be made against the Company. After Closing, all claims for indemnification by the Indemnitees shall be made against and shall be satisfied from the Escrow Fund in accordance with the Escrow Agreement.

         9.5 Indemnification by Purchaser. Subject to the limitations set forth below, Purchaser hereby agrees that, notwithstanding the Closing, the delivery of instruments of conveyance, and regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party hereto may have in respect thereof, it will indemnify and hold the Company -- but only up until Closing --, and the Stockholders, harmless from and against any and all liabilities, losses, damages, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorney fees and other costs and expenses incident to any suit, action or proceeding) arising out of or resulting from and will pay to the Indemnitees the amount of damages suffered thereby together with any amount which they or any of them may pay or become obligated to pay on account of:

              (a) the breach or inaccuracy of any warranty or representation by Purchaser herein;

              (b) any breach or failure to perform by Purchaser of any material term, provision, or covenant or condition hereunder;

              (c) the failure by Purchaser to state or disclose a material fact herein necessary in order to make the facts herein stated or disclosed not misleading; and

              (d) any act performed, transaction entered into or state of facts suffered to exist by Purchaser in violation of the terms of this Agreement.

         In the event of any claim by the Company or the Stockholders under this
Section 9.5, the Company and Stockholders, as applicable, shall be entitled to exercise all remedies provided by law and/or equity with respect thereto.

         If the Closing hereunder is held, the Company shall no longer benefit from the foregoing indemnification.

         9.6 Procedure for Claims. Wherever the Company or Stockholders have a claim for indemnification, it shall deliver notice of such claim to Purchaser specifying the claim and describing it in reasonable detail.

         9.7 Limitation on Indemnification. Provided there has been no knowing and intentional misrepresentation of a material fact, and no knowing and intentional omission of facts or information necessary to make a representation or warranty not materially misleading, by Purchaser the indemnification obligations of Purchaser are subject to each of the following limitation, understandings or qualifications:

              (a) Each of the representations and warranties made by the Purchaser in this Agreement shall survive for a period of two (2) years after the Closing Date. After the expiration date of any representations and warranties, no claim for indemnification based on such representations and warranties may be asserted, except that claims first asserted in writing with reasonable detail before the expiration date may be pursued until they are finally resolved.

              (b) No claim by the Company or Stockholders for indemnification can be made unless and until the amount of damages incurred by the Company or Stockholders, in the aggregate for all claims asserted, exceeds $100,000, but once such amount has been exceeded, the Company or Stockholders may recover indemnifiable damages back to dollar one.

         9.8  Notice; Defense of Claims.

              (a) The party which is entitled to indemnification hereunder (for purposes of this Section 9.8, the "Indemnified Party") may make claims for indemnification hereunder by giving written notice thereof to the party required to indemnify (for purposes of this Section 9.8, the "Indemnifying Party") within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the Indemnified Party shall also give written notice thereof to the Indemnifying Party promptly after it receives notice of the claim or liability being asserted, but the failure to do so, or any delay in doing so, shall not relieve the Indemnifying Party from any liability, unless, and then only to the extent that, the rights and remedies of the Indemnifying Party are prejudiced as a result of the failure to give, or delay in giving, such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within 30 days after receiving such notice, the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the Indemnifying Party fails to give notice that it disputes an indemnification claim within 30 days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable.

              (b) The Indemnifying Party shall be entitled to direct the defense against a third party claim or litigation with counsel selected by it (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld) as long as the Indemnifying Party is conducting a good faith and diligent defense. Notwithstanding the foregoing, the obligations of the Indemnifying Party hereunder as to such third party claim or litigation shall include taking all steps necessary in the defense, settlement, or compromise of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages, liabilities, losses and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) caused by or arising out of any settlement or compromise approved by the Indemnifying Party or any judgment in connection with such claim or litigation. The Indemnifying Party shall not, in the defense of such third party claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party, or enter into any settlement or compromise (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a full release from all liability in respect of such claim or litigation. The Indemnified Party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the Indemnified Party may engage separate counsel at the expense of the Indemnifying Party.

              (c) If the Indemnifying Party shall not give notice of its intent to dispute and defend a third party claim or liability or litigation resulting therefrom after receipt of notice from the Indemnified Party, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to undertake the defense of such claim or liability in such manner as it deems appropriate (with counsel selected by the Indemnified Party), and to compromise or settle such claim or litigation on such terms as it may deem appropriate, exercising reasonable business judgment.

              (d) The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any settlement or compromise in connection with, or any judgment rendered with respect to, any claim by a third party in such litigation and for all damages, liabilities, losses and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) incurred by the Indemnified Party in



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

connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

              (e) If the third party claim or liability is one that by its nature cannot be defended solely by the Indemnifying Party, the Indemnified Party shall make available such information and assistance in connection therewith as the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense at the expense of the Indemnifying Party.

SECTION 10.   MISCELLANEOUS.

         10.1 Fees and Expenses.

              (a) Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, and no expenses of the Company or the Stockholders relating in any way to the purchase and sale of the Company Shares hereunder and the transactions contemplated hereby, including, without limitation, brokerage, legal, accounting or other professional expenses of the Company or any Stockholder (collectively, the "Seller Expenses"), shall be charged to or paid by the Company or Purchaser; provided only, however, that Seller Expenses may be paid as provided in Section 1.6(a). The foregoing shall not limit, however, any party's right to include expenses in any claim for damages against any other party who breaches any legally binding provision of this Agreement.

              (b) Each Stockholder will pay all costs, if any, incurred, whether at or subsequent to the Closing, in connection with the transfer of the Company Shares owned by such Stockholder to Purchaser as contemplated by this Agreement, including without limitation, all transfer taxes and charges applicable to such transfer, and all costs of obtaining permits, waivers, registrations or consents with respect to any assets, rights or contracts of the Company.

         10.2 Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of Tennessee without regard to its conflict of laws provisions.

         10.3 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO PURCHASER:                               TSI Incorporated
-------------                               500 Cardigan Road
                                            St. Paul, MN 55164
                                            Attn:  President
                                            Facsimile:  (651) 483-1220

With a copy to:                             John E. Brower, Esq.
                                            Gray, Plant, Mooty, Mooty & Bennett
                                            3400 City Center
                                            33 South Sixth Street
                                            Minneapolis, MN 55402-3796
                                            Facsimile:  (612) 333-0066


TO COMPANY:                                 Environmental Systems Corporation
-----------                                 200 Tech Center Drive
                                            Knoxville, TN 37912
                                            Attn:  Mark J. Margetts


With a copy to:                             G. Philip Anderson, Esq.
                                            Anderson and Rankin
                                            100 Winners Circle, Suite 150
                                            Brentwood, NJ 37027

TO THE STOCKHOLDERS:                        Mark J. Margetts,
                                            as Agent for the Stockholders
                                            3633 Topside Road
                                            Knoxville, TN 37920


With a copy to:                             G. Philip Anderson, Esq.
                                            Anderson and Rankin
                                            100 Winners Circle, Suite 150
                                            Brentwood, NJ 37027


Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

         10.4 Entire Agreement. This Agreement, including the Disclosure Letter, the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings, including, without limitation, the Memo of Understanding, dated April 7, 1999, between the parties hereto in respect of the transactions contemplated herein, which Letter of Intent shall be completely superseded by the representations, warranties, and covenants of the parties and the other terms and conditions contained herein.

         10.5 Assignability; Binding Effect. This Agreement shall only be assignable by Purchaser to a corporation or partnership controlling, controlled by or under common control with Purchaser upon written notice to the Company, and such assignment shall not relieve Purchaser of any liability hereunder. This Agreement may not be assigned by the Company without the prior written consent of Purchaser. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         10.6 Captions and Gender. The captions in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

         10.7 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

         10.8 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

         10.9 Publicity and Disclosures. Purchaser will issue a press release relating this Agreement promptly after its execution. Except as and to the extent required by law, and except for such press release, without the prior written consent of the other party, neither Purchaser, the Company, nor any Stockholder shall, and each shall direct its representatives not to, directly or indirectly, make any public comment, statement, or communication with respect to the transactions between the parties or any of the terms, conditions, or other aspects of the transactions contemplated herein or any confidential information, except (i) to such of their respective representatives as need to know such information for the purpose of evaluating or otherwise effecting the transactions contemplated herein, or (ii) to the employees of the Company in connection with the Closing. If a party is required by law to make any such disclosure, it shall first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that such disclosure will be made.

         Except as otherwise required by law or the rules of the National Association of Securities Dealers, Inc., and except for Purchaser's press release, so long as this Agreement is in effect, neither Purchaser nor the Company shall issue or cause the publication of any press release with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

         10.10 No Third Party Rights. Except as otherwise provided in this Agreement, nothing herein expressed or implied is intended, nor shall be construed, to confer upon or give any person, firm or corporation, other than Purchaser and the Company and their respective security holders, any rights or remedies under or by reason of this Agreement.

         10.11 Consent to Jurisdiction. Each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of Tennessee for any claim, suit or proceeding arising under this Agreement, or in the case of a third party claim subject to indemnification hereunder, in the court where such claim is brought.

         10.12 Schedules and Exhibits. This Agreement shall be deemed to have incorporated by reference the Disclosure Letter and all Schedules and Exhibits referred to herein to the same extent as if such Schedules and Exhibits were fully set forth herein.

         10.13 Arbitration. In the event of any controversy, claim or dispute arising out of this Agreement or the transactions contemplated hereby, said controversy, claim or dispute (hereinafter a "Matter") shall be settled by binding arbitration before a single arbitrator in Cincinnati, Ohio, in accordance with the rules and procedures then obtaining of the American Arbitration Association, and the award by the arbitrator shall be final and binding and may be enforced in any court having jurisdiction. The parties shall make available to the arbitrator all books, records and other information requested by the arbitrator. The arbitrator may, in his discretion, and as a cost of arbitration, employ experts to assist it in making its determination. Each party shall have access during normal business hours to such books, records and other data as is reasonably necessary to analyze the Matter in dispute with the right to copy any of the same at its expense. In any such arbitration, the prevailing party shall be entitled to recover, in addition to the basic award of the arbitrator, its reasonable costs and expenses of the arbitration, including reasonable attorneys' fees. Where each party prevails in matters contested in the arbitration, such costs and expenses shall be borne in such proportion as the arbitrator may determine, consistent with the principal that the prevailing party should recover its costs and expenses of arbitration.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                   PURCHASER:
                                   ----------

                                   TSI INCORPORATED.


                                   By       /s/James E. Doubles
                                     -------------------------------------------
                                   Name:       James E. Doubles
                                   Title:      Chairman, President & CEO

                                   NEWCO:
                                   -----

                                   TSI TENNNESSEE, INC.


                                   By       /s/James E. Doubles
                                     -------------------------------------------
                                   Name:       James E. Doubles
                                   Title:      Chairman, President & CEO

                                   COMPANY:
                                   -------

                                   ENVIRONMENTAL SYSTEMS CORPORATION


                                   By:      /s/ Mark J. Margetts
                                     -------------------------------------------
                                   Name:        Mark J. Margetts
                                   Title:       President & CEO

                             SCHEDULES AND EXHIBITS
                             ----------------------

Schedules
---------

1--Common Stockholders


Exhibits
--------

1.3 (g)--Escrow Agreement

1.4 (c)-1--Affidavit and Indemnity

1.4 (c)-2--Transfer Letter

6.1 (f)--Opinion of Counsel

6.1 (l)--Releases




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